News Release

Release Date:	Friday, January 27, 2006

Release Time:	Immediate

Contact:	Eric E. Stickels, Executive Vice President & CFO

Phone:	(315) 366-3702

Oneida Financial Corp. Reports 2005 Annual and Fourth Quarter Operating Results (unaudited)

Oneida, NY, January 27, 2006 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced its operating results for the year and three months ended December 31, 2005. Net income for the year ended December 31, 2005 is $3.9 million or $0.50 diluted earnings per share, an increase of 17.2% compared with $3.3 million, or $0.43 diluted earnings per share, for the year ended December 31, 2004. The increase in net income is primarily the result of an increase in net interest income, an increase in non-interest income and a decrease in provisions for loan losses, partially offset by an increase in non-interest expense during 2005 as compared with 2004. Net income for the three months ended December 31, 2005 is $1.0 million, or $0.13 diluted earnings per share, as compared to $588,000 or $0.08 diluted earnings per share for the same period in 2004. The increase in net income in the fourth quarter of 2005 is primarily due to an increase in non-interest income.

Total assets increased $14.1 million, or 3.3% to $436.7 million at December 31, 2005 from $422.6 million at December 31, 2004. The increase in the Company’s assets is primarily due to increases in loans receivable and investment securities, partially offset by a decrease in mortgage-backed securities. Loans receivable increased $24.2 million at December 31, 2005 as compared with December 31, 2004, after recording the sale of $14.8 million in fixed rate one-to-four family residential real estate loans. Mortgage-backed securities decreased $15.3 million to $29.1 million and investment securities increased $560,000 to $110.3 million at December 31, 2005. The comparable levels at December 31, 2004 were $44.4 million and $109.7 million, respectively. The decrease in mortgage-backed securities supported the increase in loans receivable at December 31, 2005 compared with December 31, 2004.

Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, “Our Company’s operating results continue to reflect the successful execution of our business plan. The growth and diversification of our asset mix, income sources and product offering has resulted in a record level of net income earned during 2005.” Kallet continued, “Net income is only one measure of our Company’s success; Oneida Savings reported a record level of net loans receivable at December 31, 2005, our insurance and financial services subsidiary, Bailey Haskell & LaLonde Agency, reported a record level of revenue, and our Company demonstrated an ability to increase net interest income despite a flattening treasury yield curve throughout

2005 that negatively impacted the net interest margins of our peers.” Kallet concluded, “Oneida Financial Corp. continues to improve upon our successful record growing our franchise and enhancing shareholder value. The recent announcements of our expansion into the Griffiss Business Park in Rome, New York and the early 2006 planned acquisitions of Parsons & Cote insurance agency and Benefits Consulting Group, both located in Syracuse, New York will contribute toward the future success of this Company.”

Net interest income increased $498,000, or 3.9%, for the year ended December 31, 2005 to $13.3 million compared with $12.8 million for the year ended December 31, 2004. The increase in net interest income is due primarily to an increase in net earning assets and an increase in net interest margin. Average interest-earning assets increased $3.7 million to $380.5 million for the year ended December 31, 2005. Average interest-bearing deposits increased $367,000 while average borrowings outstanding increased by $2.6 million.

Interest income for the twelve-month period ending December 31, 2005 is $21.0 million, compared with $19.7 million for the twelve months ending December 31, 2004, an increase of 6.9%. The increase in interest income during the year ended December 31, 2005 resulted primarily from an increase in the yield on interest earning assets of 30 basis points, reflecting the increased yields earned on investments and loans during 2005 due to the increase in market interest rates. The increase in yield was further supported by an increase in the average balances of interest-earning assets during 2005.

Interest expense for the twelve-month period ending December 31, 2005 is $7.7 million, compared with $6.8 million for the twelve months ending December 31, 2004, an increase of 12.4%. This increase was due to an increase in the cost of interest-bearing liabilities of 24 basis points and by the previously reported increase in the average balance of interest-bearing liabilities. Borrowed funds outstanding are $77.3 million at December 31, 2005, compared with $64.4 million at December 31, 2004. Interest expense on deposits increased 14.3% for the year ended December 31, 2005 as compared with the same period in 2004. The increase in interest expense is primarily the result of the steady increase of short-term market interest rates during 2005 partially offset by the continued emphasis to increase the level of lower costing core savings and checking deposits.

Other non-interest income is $11.9 million for the twelve months ending December 31, 2005 compared with $10.2 million for the same 2004 period. The increase in other non-interest income is the result of increases in net investment gains, commissions earned on the sale of financial products and services charges on deposit accounts. Net gains realized upon the sale of investment securities are $275,000 for the year ended December 31, 2005 compared with a net loss on investment securities of $961,000 during 2004, the result of a non-cash charge of $1.1 million to record the other-than-temporary impairment of certain perpetual preferred stock investments in Fannie Mae and Freddie Mac. Revenue derived from the Company’s insurance agency subsidiary activities, increased $439,000, or 5.7% during 2005 as compared with 2004. During 2005 the Company had a decrease in revenue derived from the sale and servicing of fixed-rate residential real estate loans due to a reduction volume of loan refinancing activity in 2005 as compared with 2004. This decrease in other non-interest income was offset by an increased level of service charges on deposit accounts, increasing $124,000, or 6.1% for the year ended December 31, 2005 compared with 2004.

Other non-interest expense is $19.6 million for the twelve months ending December 31, 2005 compared with $18.3 million for 2004, an increase of 7.1%. The increase in other non-interest expense is primarily the result of an increase in salaries and employee benefits associated with an increase in revenue derived from insurance operations. In addition, during 2004 employee benefits expense was reduced by $357,000 due to the curtailment of future benefits under the Company’s defined benefit pension plan.

The provision for loan losses is $360,000 in 2005, down from $450,000 in 2004. Net loan charge-offs in 2005 totaled $383,000, or 0.16% of average loans outstanding, decreasing from $584,000 or 0.28% of average loans in 2004. The ratio of non-performing assets to total assets is 0.05% at December 31, 2005 compared with 0.14% at December 31, 2004. The decrease in net loan charge-offs and the decrease in non-performing assets supports the reduction in the provision for loan losses during 2005. The ratio of the loan loss allowance to loans receivable is 0.83% at December 31, 2005 compared with a ratio of 0.94% at December 31, 2004.  The decline in the allowance as a percentage of loans reflects improvement in various credit factors, including the reduction in non-performing assets.

Net income for the three months ended December 31, 2005 was $1.0 million, or $0.13 diluted earnings per share, as compared to $588,000 or $0.08 diluted earnings per share for the same period in 2004. The increase in net income for the quarter is primarily the result of an increase in net investment security gains for the fourth quarter of 2005 as compared with fourth quarter of 2004, due to the non-cash impairment charge recognized during the 2004 period. Partially offsetting this increase in revenue is an increase in expense associated with the Company’s defined benefit pension plans due to the absence in 2005 of the curtailment credit realized in 2004, an increase in the provision for possible loan losses and an increase in income tax provisions

Shareholders’ equity was $53.5 million, or 12.3% of assets at December 31, 2005 compared with $52.6 million, or 12.5% of assets, at December 31, 2004. The increase in shareholders’ equity was primarily a result of the contribution of net earnings for the period, partially offset by valuation adjustments made for the Company’s available for sale investment and mortgage-backed securities, as well as recognition of a minimum pension liability and the payment of cash dividends during 2005. The Company announced a stock repurchase program in June 2004, to date there has not been any Company stock acquired under the repurchase program.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

All financial information provided at and for the year ended December 31, 2005 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts. Per share amounts for prior periods have been restated for the effect of the three-for-two stock split paid on February 24, 2004.

	At and for the		At and for the
Selected Financial Ratios	Three Months		Twelve months
(unaudited)	Ended Dec 31,		Ended Dec 31,
	2005	2004	2005	2004
Return on Average Assets	0.94%	0.55%	0.89%	0.77%
Return on Average Equity	7.74%	4.51%	7.30%	6.49%
Return on Average Tangible Equity	10.61%	6.05%	9.84%	8.73%
Net Interest Margin	3.42%	3.45%	3.50%	3.40%
Non-Performing Assets to
Total Assets (end of period)	0.05%	0.14%	0.05%	0.14%
Allowance for Loan Losses to
Loans Receivable, net	0.83%	0.94%	0.83%	0.94%
Average Equity to Average Assets	12.08%	12.20%	12.21%	11.84%

	At	At	%	At	At
Selected Financial Data	Dec 31,	Dec 31,	Change	Dec 31,	Dec, 31
(in thousands except per share data)	2005	2004	’05 vs ’04	2003	2002
	(unaudited)	(audited)		(audited)	(audited)
Total Assets	$436,717	$422,609	3.3%	$428,189	$416,670
Loans receivable, net	236,077	211,879	11.4%	200,596	197,896
Mortgage-backed securities	29,097	44,378	(34.4%)	51,788	39,719
Investment securities	110,290	109,730	0.5%	122,049	123,256
Goodwill and other intangibles	14,364	13,270	8.2%	12,731	12,091
Interest bearing deposits	250,142	251,565	(0.6%)	255,871	245,828
Non-interest bearing deposits	51,044	50,082	1.9%	49,644	45,951
Borrowings	77,270	64,400	20.0%	67,400	73,500
Shareholders’ Equity	53,544	52,644	1.7%	50,835	48,064

Book value per share
(end of period)	$7.02	$7.00	0.3%	$6.83	$6.56
Tangible value per share
(end of period)	$5.14	$5.23	(1.7%)	$5.12	$4.91

	Three Months Ended		%	Three Months Ended
Selected Operating Data	Dec 31,	Dec 31,	Change	Dec 31,	Dec 31,
(in thousands except per share data)	2005	2004	’05 vs ’04	2003	2002
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,795	$3,257	16.5%	$3,251	$3,683
Interest and dividends
on investments	1,655	1,676	(1.3%)	1,695	1,894
Interest on fed funds	8	23	(65.2%)	14	33
Total interest income	5,458	4,956	10.1%	4,960	5,610
Interest expense:
Interest on deposits	1,315	979	34.3%	1,130	1,499
Interest on borrowings	840	739	13.7%	739	909
Total interest expense	2,155	1,718	25.4%	1,869	2,408
Net interest income	3,303	3,238	2.0%	3,091	3,202
Provision for loan losses	100	0	100.0%	120	-186
Net interest income after
provision for loan losses	3,203	3,238	(1.1%)	2,971	3,388
Other income:
Net investment gains (losses)	222	(1,010)	N/M	536	183
Service charges on deposit accts	586	521	12.5%	470	341
Commissions earned on sale of
financial products	1,992	1,869	6.6%	1,808	1,279
Other revenue from operations	329	408	(19.4%)	367	515
Total non-interest income	3,129	1,788	75.0%	3,181	2,318
Other expense:
Salaries and employee benefits	3,108	2,701	15.1%	3,207	2,759
Equipment and net occupancy	842	824	2.2%	842	816
Intangible amortization	28	28	-	28	27
Other costs of operations	954	888	7.4%	1,335	761
Total non-interest expense	4,932	4,441	11.1%	5,412	4,363
Income before income taxes	1,400	585	139.3%	740	1,343
Income tax provision	369	(3)	N/M	112	296
Net income	$1,031	$588	75.3%	$628	$1,047

Net income per common
share ( EPS - Basic )	$0.14	$0.08	75.0%	$0.08	$0.14
Net income per common
share ( EPS - Diluted)	$0.13	$0.08	62.5%	$0.08	$0.13

	Twelve Months Ended		%	Twelve Months Ended
Selected Operating Data	Dec 31,	Dec 31,	Change	Dec 31,	Dec 31,
(in thousands except per share data)	2005	2004	’05 vs ’04	2003	2002
	(unaudited)	(audited)		(audited)	(audited)
Interest income:
Interest and fees on loans	$14,197	$12,907	10.0%	$13,592	$14,014
Interest and dividends
on investments	6,766	6,714	0.8%	7,108	7,452
Interest on fed funds	49	43	14.0%	94	185
Total interest income	21,012	19,664	6.9%	20,794	21,651
Interest expense:
Interest on deposits	4,546	3,976	14.3%	4,941	6,541
Interest on borrowings	3,141	2,861	9.8%	3,282	3,627
Total interest expense	7,687	6,837	12.4%	8,223	10,168
Net interest income	13,325	12,827	3.9%	12,571	11,483
Provision for loan losses	360	450	(20.0%)	530	164
Net interest income after
provision for loan losses	12,965	12,377	4.8%	12,041	11,319
Other income:
Net investment gains (losses)	275	-961	N/M	765	299
Service charges on deposit accts	2,145	2,021	6.1%	1,625	1,062
Commissions earned on sale of
financial products	8,163	7,724	5.7%	6,751	5,455
Other revenue from operations	1,309	1,456	(10.1%)	1,813	1,703
Total non-interest income	11,892	10,240	16.1%	10,954	8,519
Other expense:
Salaries and employee benefits	12,413	11,430	8.6%	11,407	9,582
Equipment and net occupancy	3,315	3,265	1.5%	3,318	2,876
Intangible amortization	113	113	-	110	63
Other costs of operations	3,768	3,508	7.4%	3,890	2,961
Total non-interest expense	19,609	18,316	7.1%	18,725	15,482
Income before income taxes	5,248	4,301	22.0%	4,270	4,356
Income tax provision	1,390	1,009	37.8%	1,148	1,160
Net income	$3,858	$3,292	17.2%	$3,122	$3,196

Net income per common
share ( EPS - Basic )	$0.51	$0.44	15.9%	$0.42	$0.44
Net income per common
share ( EPS - Diluted )	$0.50	$0.43	16.3%	$0.41	$0.43
Cash Dividends Paid	$0.41	$0.38	8.8%	$0.37	$0.34